Home Equity Loan-Backed Term Notes, GMACM Series 2003-HE2
	Payment Date	01/26/2004

Servicing Certificate	Group 1
Beginning Pool Balance	425,510,619.49
Beginning PFA	0.00
Ending Pool Balance	406,855,924.22
Ending PFA Balance	-
Principal Collections	18,632,066.35
Principal Draws	-
Net Principal Collections	18,632,066.35
Active Loan Count	12,141

Interest Collections	2,766,744.24

Weighted Average Net Loan Rate	7.78000%
Substitution Adjustment Amount	0.00

Excess Cash	1,299,124.56

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	153,327,410.15	133,373,590.32	0.3639642	19,953,819.83	163,884.64	0.00	21.02%	1.241%
Class A-2	161,627,000.00	161,627,000.00	1.0000000	0.00	422,923.98	0.00	25.47%	3.140%
Class A-3	20,875,000.00	20,875,000.00	1.0000000	0.00	71,670.83	0.00	3.29%	4.120%
Class A-4	22,233,000.00	22,233,000.00	1.0000000	0.00	85,597.05	0.00	3.50%	4.620%
Class A-5	63,464,000.00	63,464,000.00	1.0000000	0.00	216,306.47	0.00	10.00%	4.090%
Class IO	76,000,000.00	76,000,000.00	0.9047619	0.00	443,333.33	0.00	0.00%	7.000%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	3,984,209.34
Overcollateralization Amount Increase (Decrease)	1,299,124.56
Outstanding Overcollateralization Amount	5,283,333.90
Target Overcollateralization Amount	7,933,075.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,368,059.06		44	0.34%
Delinquent Loans (60 Days)*	676,667.59		23	0.17%
Delinquent Loans (90 Days)*	519,105.25		18	0.13%
Delinquent Loans (120 Days)*	425,594.62		11	0.10%
Delinquent Loans (150 Days)*	198,929.20		7	0.05%
Delinquent Loans (180+ Days)*	157,300.58		6	0.04%
REO	-		0	0.00%
Foreclosures	192,238.58		3	0.05%
Bankruptcies	1,287,656.37		43	0.32%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	84,807.15
Current Month Loss Amount	22,628.92
Current Month Recoveries	0.00
Ending Loss Amount	107,436.07	0.00

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	0.00
Current Month Net Principal Recovery Amount	0.00
Ending Net Principal Recovery Amount	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
To close prefunding remaining balance due Note Holders	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	-